Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q1 2016 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: APRIL 28, 2016 / 01:00PM GMT

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting Inc - Managing Director of IR

Steve Gunby FTI Consulting Inc - President & CEO

Cathy Freeman FTI Consulting Inc - Interim CFO, SVP, Controller & CAO

CONFERENCE CALL PARTICIPANTS

Kevin McVeigh Macquarie Research - Analyst

Randy Reece Avondale Partners - Analyst

David Gold Sidoti & Company - Analyst

Timothy McHugh William Blair & Company - Analyst

Kwan Kim SunTrust Robinson Humphrey - Analyst

PRESENTATION

Operator

Good day everyone and welcome to the FTI Consulting first-quarter 2016 earnings conference call. As a reminder today’s call is being recorded.

Now for opening remarks and introductions I’ll turn the call over to Mollie Hawkes, Managing Director of Investor Relations at FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting Inc - Managing Director of IR

Good morning.

Welcome to the FTI Consulting conference call to discuss the Company’s first quarter of 2016 earnings results, as reported this morning. Management will begin with formal remarks, after which we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21 of the Securities Exchange Act of 1934. That involves risks and uncertainties.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions relating to financial performance, acquisitions, business trends, and other information or other matters that are not historical. Including statements regarding estimates of our future financial results and other matters.

For discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in our earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of risk factors and forward-looking statements in our most recent form 10-K and in our other filings, filed with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as the date of this earnings call and will not be updated. During the call, we will discuss certain non-GAAP financial measures such as adjusted EBITDA, adjusted segment EBITDA, total adjusted segment EBITDA, adjusted earnings per share, adjusted net income, and adjusted segment EBITDA margin.

For discussion of these and other non-GAAP financial measures, as well as our reconciliation of non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release and accompanying financial tables that we issued this morning. Lastly there are two items that we have posted to our investors relations website this morning for your reference. These include a quarterly earnings call presentation that we will refer to during this morning’s call and an Excel file and PDF of our historical financial and operating data, which has been updated to include our first quarter of 2016 results.

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

With these formalities out of the way, I’m joined today by Steve Gunby, our President and Chief Executive Officer, and Cathy Freeman our interim Chief Financial Officer, Senior Vice President, Controller and Chief Accounting Officer. At this time I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steve Gunby - FTI Consulting Inc - President & CEO

Thank you, Mollie.

And thanks to everyone who joined the call this morning. As usual let me say a few words up front, and then I’m going to turn it over to Cathy who will take you through the details of our first quarter and our updated outlook for the year. And after that the two of us will look forward to your questions.

As you saw in this morning’s press release, this was a terrific quarter. On a number of key metrics this was the best quarter the Company has ever seen. If you look at revenues, we had organic revenue growth of over 8%. If you adjust for exchange rate, it is over 10%, which is the highest year-over-year organic growth rate that we have achieved in close to a decade.

The adjusted EPS of $0.83 was up 46% versus a year ago and it is at an all-time high. So this was a terrific quarter. What I thought I would do in these introductory remarks was spend a few minutes talking about where these results come from and a little bit about what we think they mean. And let me start with what I would characterize as the least important driver of the results.

In this quarter there were some things that in any given quarter can cut positively or negatively versus expectations, and a whole lot of those things cut positively this quarter. Those are things such as bad debt recovery, translation gains, the timing of success fees. Those all cut more positively than we expected in this quarter.

So the way I look at that is a part of the drivers of this success that I just set aside that I say, that’s nice to have, but it’s not critical to have. It’s not that important on a long-term basis because it just happened to cut in our favor. So I put those aside and say nice to have.

And Cathy will talk a little more about those items, their benefits, adjusted EPS in more details in her remarks. So I set those aside. A second contributor to our strong results, as you can see that partially as a part of the drivers of the results in Corp Fin, were due to some cyclical factors that as we all know exists in some of our businesses.

Let me put that in a little perspective. The bankruptcy market as a whole is actually not booming. Corporate default rates remain below their 30-year average. The effects of loose money are still out there.

What has happened is that the corporate debt default rate has moved up substantially from the cyclical low it hit in 2014. And some of the sectors of our economy are seeing particularly increased activity. And so part of the cause of the growth in Corp Fin was some cyclical activity. You can think about that as a second key point.

But let me move to the third contributor and underscore what I think is the most important point about this quarter for Econ, for Corp Fin and the Company as a whole, which is a big part of the results in this quarter were neither of the two things I just mentioned. They’re neither the one-time factors that happened to cut in our favor this quarter or the cyclical factors. But rather were the results of major efforts by individuals in this Company and key groups of people to invest behind great businesses, to invest behind businesses where we knew we had a right to win where we weren’t succeeding, and moving those businesses ahead.

Those business building driver activities were the root cause of a huge portion of the out performance this quarter. And it is of course is the stuff that is the most exciting, because that’s the most durable. That’s the basis for which you can think about growing this Company, and so let me spend a little bit more time talking about that. And I will illustrate that particularly with the two segments that outperformed this quarter the most. And with one of the regions, but I think you actually can see those themes in every one of our segments and businesses right now, and that’s an exciting part of where we are.

So let me start with Corp Fin, because we just talked about Corp Fin. In Corp Fin of course there are more opportunities due to some of the cyclical the factors I just mentioned. But opportunities are just opportunities. You actually have to win the opportunities. There’s competition out there.

It’s the strength of our people plus amazing activities, weekend work and so forth, but also amazing activities over the last while when the markets weren’t strong to build our brand position, to re-strengthen our team, to maintain our team that lead us to being selected in a huge number of places. For example, it was obviously the economy and debt loads that caused the increased activity in mining this quarter.

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

But it was the efforts of our mining teams and the capabilities of our mining teams and the investment they have made in building brands and driving results in the past that lead us to win a disproportionate jobs of minings. I think you know, but there’s a whole list of those, but they include Peabody Energy, Queensland Nickel, the Arch Coal among a bunch of other ones.

The same thing is true in energy. We have a fabulous energy team based in Texas, which for a while there wasn’t much energy work. They kept that team together, they grew that team, they grew the capabilities, they supported people, they attracted people. And so when the energy market comes back that team, together with a terrific leveraging of the global platform teaming with people in New York and elsewhere around the world, is what allowed us not just to participate, but to win a disproportionate number of jobs.

I believe right now we’re working on 33 energy assignments in Corp Fin right now with more than 10 of them coming since the beginning of the year. Those engagements again include some of the largest restructuring’s and bankruptcies in this cycle and engagements that range from upstream to midstream to oil field services to manufacturing to parts and equipment. Yes, there are more opportunities than there were a year or two ago, but you have to win those opportunities. It’s because of the capabilities of our team, the dedication and the efforts they have made over the last years that our teams are winning.

The third example I’d like to point out relates to a business that we have talked about as having difficulties in the past. Our Australia Corp Fin business. We’ve referred in the past to some of the challenges the teams are working through. When you face those sorts of challenges, teams can make choices they can give up. Or they could say no, we have really a right to win. We have great people. We have something relevant for the market. We have ways to grow our capabilities, we have ways to grow our visibility in the market and they can do something about it.

And our team down there chose to do something about it. And the consequences of those efforts is that we are now leading the most visible restructuring case in that market and one of the most visible ones in years called it Queensland Nickel case. As well as supporting the global team and the Peabody Energy operations. We’re doing the Laura Ashley restructuring and we’re doing other ones.

That’s not a function of one market factors, it’s not a function of one-off factors. That’s a function of great people, dedicating efforts over sustained periods of time to leverage our positions or enhance our positions and it’s just great to see. Not only where we’ve been historically successful, but places where we have struggled. You can say that other places around Corp Fin as well, our investments in growing our non-distressed practices are also working.

We have talked about these bets and I think that there were some skepticism about multi-year bets. Three years ago, two years ago we were losing money in some of those bets in Europe. And we had a view that by this year that we would have them moving to profitability and they are profitable. More importantly they now create a platform for future growth, for future investment for building and that is pretty exciting. That’s all in Corp Fin. Let me move to another segment.

We also had fabulous results this quarter in Econ. It’s actually the segment with the largest improvement year-over-year with record revenue. Revenue is up 23% and EBITDA almost doubled versus a year ago. I think in that segment as well it’s hard to trace the results to market forces. I think you can trace the results to the brand, the capabilities, the efforts and just the sheer capabilities of those organizations involved there.

For example, I think most of us would say the M&A market is down year-over-year. Yet we had the strongest M&A-related revenues ever in Econ this quarter. Essentially the professionals there and our leading market position overall allowed us to win most of the big jobs in the market. Our Compass Lexicon subsidiary had advised on the vast majority of the largest M&A antitrust-related assignments. We can’t mention them all, but three we can mention include the Staples/Office Depot merger. The Dell/EMC transaction, the Aetna/Humana merger.

Those are big important assignments and our teams, because of their reputations and the efforts they make on behalf of clients, disproportionately gets selected and that was the primary driver of results in the M&A side. And nor was the success in Econ limited to M&A. The US financial economics practice, which is the leading such practice in the world, once again performed strongly this quarter with revenues up significantly year-over-year. It’s a business where we continue to be invited to be participate in the most important cases in the country.

Ranging from continued litigation over the financial crisis, to valuation of the World Trade Center, to many other assignments. Actually in truth virtually every Econ sub practice and I’ve only mentioned two, significantly outperformed in Q1 016 to Q1 2015. And for the most part we can’t trace that to one-off factors or cyclical factors. But mainly to the persistent efforts by world leading professionals to build a business.

Those are some of the things I’m excited about in those two segments. I can’t talk about all the segments. I think, Cathy, you are going to talk in more detail about segments. But I will say, let me just mention FLC. FLC had more mixed performance, but within FLC it’s the same story. You look at the fee-to-practice, you look at the complex litigation investigations practice.

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

I mean we’re supported by outstanding client service delivery professionals in key markets around the world. We get drawn in to assignments. So if another part of FLC is weak, it’s the strength of that performance of those people that allow our business to continue to grow and prosper and us to invest behind our professionals there. You can look at this from a regional perspective, as well. Cathy, I know I need to turn it over to you to go through all the numbers.

But let me take one more minute to illustrate this theme on a regional perspective. I asked most of you on the call how many of you think the European economy is booming? I suspect few of us would think it is. Yet our EMEA business grew revenues 12% year-over-year and EBITDA grew substantially.

The results again, not due to a booming economy, not due to cyclical factors or one-offs, they’re the result of sustained investment in the right places behind the professionals that you think are worth betting on. if you do that, including sustained commitment to attracting great people, promoting people, promoting our brand, developing people, that doesn’t work every quarter. But if you do that on a sustained basis they make a difference.

Before I turn it over to Cathy, I want to make three other different types of points. First of all, I have only talked to a couple of businesses and one region, which is of course only a subset of our businesses.

I just want to point out that in addition to a couple of our businesses substantially outperforming expectations, which is Econ and Corp Fin. Another thing that influenced this factor this quarter was that no businesses under performed our expectations. That seems like a strange thing to note, but if you think about the volatility of our Business, that spirit’s actually hard to do, and almost every quarter somebody because of the volatility of our business under performs.

Zero significant under performance doesn’t happen automatically. And I think that this quarter had not only out performance by a couple, but no place where we significantly under performed on any place. That’s a testament to the efforts within those segments, even where they are weak, to redouble efforts, to win market share, or to have strong businesses continue to outperform.

The second point I’d like to make is related to our Tech business. We talked last time about the efforts we have underway to fully realize the power of this business. Strategies to both maximize the power of our market leading technology, Ringtail, and fully leveraged the expertise of some of the world’s best E-discovery professionals.

That is a thought process that is still underway. We don’t have much to report today, but I did want to let you know that we have approved some additional investment spend that we’ll begin to ramp in the second quarter.

Both for our R&D, for our Ringtail software and our Radiance software. Other than that, unfortunately we will not be able to update you in any other way today. More on that later in the year.

Lastly I wanted to make a more personal note and thank Bob Duffy who lead, co-lead our Corp Fin practice for a number of years. Bob, as some of you know, is moving on. He’s been terrific in terms of working to ensure a seamless transition. Most importantly I want to thank him for leaving the segment in such an incredibly strong position.

This is a segment with unbelievable talent. Importantly one where we’ve committed to grow and have grown that talent over the last few years.

Even in the face of the slow Corp Fin market, we’ve committed to grow the talent in that business and have done so successfully. We reinvested, we have retained people, we promoted people, we attracted people from competitors and other places. We invested in adjacencies. We’ve had people rejoin the farm. We’ve grown the capabilities and head count in that group enormously. By 18% — the head counts grow by 18% alone in the last year. And that’s happened at both the S&D levels and more junior levels.

Today I believe we have the strongest team we have ever had. I’d also like to thank Bob for helping develop a great group of leaders in that business. We actually have, in fact, a great group of leaders below Bob. We have terrific people. People running our creditor practice, our debtor practice, our European operations, our Asian operations, our Latin America operations, the energy team, our TMT practice, our transaction services practice.

We have a group of leaders there who are committed to building the individual businesses and working collaboratively as a team to build FTI more generally. That is a strength that is an incredibly powerful platform on which to build. So I want to say thank you, Bob for your tireless efforts in building that and we wish you well going forward.

With that let me turn the call over to Cathy who will walk the quarter in more detail and then we’ll open up the floor for your questions. Cat?

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

Cathy Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller & CAO

Thanks, Steve.

Just to set the stage, I’m going to start with a review of our quarterly consolidated and segment results. And then conclude with our revised guidance and outlook for the Company. Turning now to slide 4, revenues for Q1 were $470.3 million, up 8.8% from prior year and up 6.4% from Q4. Almost all of which was organic.

Including an estimated negative impact of foreign currency translation or FX, revenue increased10.4% compared to the prior year quarter. Adjusted EBITDA in the first quarter was $68.9 million, or 14.6% of revenues, up $10 million, compared to $58.7 million, or 13.6% of revenues in the prior year quarter. Sequentially, adjusted EBITDA was up $33.5 million from $35.2 million, or 8% of revenues in Q4 of 2015.

Fully diluted or GAAP EPS was $0.73, compared to $0.57 in the prior year quarter and $0.25 in Q4 2015. First quarter EPS included a special charge of $5.1 million for severance related to the previously announced head count reductions in our technology segments. And a $1 million charge for an increase in our estimate of a future contingent consideration, or earn out payment, related to an acquisition in our strategic communication segment.

These items reduced EPS by $0.08 and $0.02, respectively. Adjusted EPS for Q1, which excludes the special charge and the increase in our contingent liability, were $0.83, which compared to $0.57 in the prior year quarter and $0.24 in Q4 of 2015. Within our GAAP and adjusted EPS on a below-the-line basis, a reduction in interest expense as a result of our debt restructuring in the third quarter of last year positively impacted EPS by $0.10 compared to the prior year quarter.

This was partially offset by our current quarter affected tax rates of 37.6% compared to 33% in the prior year, which negatively impacted EPS by about $0.06. As you may recall, last year we had a tax benefit related to a reduction in our state tax liability, which lowered our rate by about four percentage points.

Turning to our segments on slide 5. In Corporate Finance and Restructuring, revenues in the quarter included 19.7% to $127.2 million, compared to $106.2 million last year. Excluding the estimated negative impact of FX, revenues increased $23 million, or 21.6% compared to the prior year quarter. This increase in revenues was driven primarily by higher demand and realized rates for the segments distressed services in North America. We continue to win large marquee bankruptcies during the quarter in mining, retail, and media, and also saw a substantial uptick in energy activity, as Steve mentioned.

Distressed activity was strong in January and the beginning of February, but ramped up even more in the back half of the quarter as our pipeline and wins generated more work for us than we expected. Sequentially revenues were up 14%. Adjusted segment EBITDA for the quarter was $31.6 million, or 24.9% of revenues, as compared to $22.5 million or 21.2% of revenues in the prior year quarter.

The quarter over prior year quarter increase in adjusted EBITDA and margin was driven primarily by increased North American restructuring demand with improved leverage on larger cases and higher average realized rates. We also recorded lower bad debt expense due to recoveries of amounts previously reserved.

On a sequential business, adjusted EBITDA increased from $18.9 million, or 17% of segment revenues in Q4 to $31.5 million, or 24.7% of segment revenues this quarter, which again reflects the strength in our restructuring practice, as well as seasonal strength in our North America real estate advisory practice, which is heavily engaged in tax work in the first quarter.

Moving to Forensic and Litigation Consulting, or FLC, revenues declined 3.5% to $119 million in the quarter compared to $123.3 million in the prior year quarter. Excluding the FX impact, revenues decreased by $2.6 million, or 2.1% compared to the prior year quarter. Revenue declines in the quarter versus the prior year were primarily due to lower demand in our health solutions and global construction solutions and dispute advisory practices. This was partially offset by higher demand for our financial and enterprise data analytics, or FETA practice, as more mortgage backed security cases continue to be a strong contributor.

We also saw improved demand for our investigation services in North America, EMEA and Asia. Sequentially revenues were up 2%. First quarter EBITDA was $19.8 million, or 16.6% of FLC revenues, compared to $22.1 million, or 17.9% of segment revenues in the prior year quarter. The decline in adjusted segment EBITDA margin in the quarter versus prior year was primarily driven by decreased demand in our health solutions and construction solutions practices.

Again, offset partially by higher utilization in our FETA practice, coupled with lower bad debt and reduced personnel costs related to health solutions overhead reductions taken over the course of the prior year. On a sequential bases, adjusted EBITDA increased from $8.8 million, or 7.5% of segment revenues in Q4 to $19.8 million, or 16.6% of segment revenues this quarter, with higher revenues, lower direct costs, some of which was related to the head count reductions and the sale of our TFC business in the fourth quarter and lower SG&A costs, largely related to reduction in bad debt expense.

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

In Economic Consulting, revenues increased 23.2% to $130.7 million in the quarter, compared to $106.1 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $25.9 million, or 24.2%. The increase in revenues for the quarter was driven by two key factors, the first being substantially higher demand for our M&A related antitrust services. As Steve mentioned we had our highest quarter of M&A-related revenues ever in this business, driven by an increase in the number and average size of engagements.

The second factor related to strong performance broadly across the other US and EMEA based practices in Econ driven by increases in financial disputes, international arbitration, and regulatory disputes. Sequentially revenues were up 10.2%.

Adjusted segment EBITDA was $21.3 million, or 16.3% of revenues compared to $11.6 million, or 10.9% of revenues in the prior year quarter. EBITDA margin improvements were driven by higher utilization in North America, higher realized bill rates in EMEA and North America, lower bad debt expense, and a reduced percentage of overhead cost in relation to the revenue increase. On a sequential business, adjusted EBITDA increased from $18.8 million, or 15.9% of segment revenues in Q4 to $21.3 million, or 16.3% of segment revenues this quarter.

Turning to Technology, technology revenues declined 11.7% to $48.3 million versus $54.7 million in the prior year. Excluding FX, revenues decreased by $5.7 million, or 10.3% from the prior year quarter. The year-over-year revenue decline was largely due to reduced demand for both cross border investigations and financial services litigations. This was partially offset by a significant increase in M&A-related second request activity.

As we have seen in the past couple of quarters our Technology results are being impacted by the roll off of a couple of very large multi-national assignments. The team is working hard to fill the pipeline and continues to win new engagements at a solid pace, but not at the same size and scale. As you know in the M&A space, while we have seen an uptick in activities, these engagements usually tend to be much shorter in duration than our investigation and litigation work.

Sequentially revenues were up 3.7%. Adjusted segment EBITDA for the quarter was $7.8 million, or 16.2% of segment revenues, compared to $10.1 million, or 18.4% of segment revenues in the prior year quarter. The decline in adjusted segment EBITDA margin was due to lower demand for manage review services related to the decline in these large scale cross border engagements that I mentioned. And lower realized pricing for our consulting services related to the mix of client engagements. This was partially offset by a timing related decline in research and development expenses. On a sequential bases, adjusted EBITDA increased from $6 million, or 12.8% of segment revenues in Q4, to $7.8 million, or 16.2% of segment revenues this quarter.

Turning to our last segment in Strategic Communications, revenues increased 7.1% to $45.1 million in the quarter, compared to $42.1 million in the prior year quarter. They increased $4.4 million, or 10.4% year-over-year, excluding FX impact. The increase in revenues was primarily driven by higher demand for the segments financial communication and public affairs offerings, which was partially offset by a decrease in revenues from reputational crisis-related work. Sequentially revenues were down 7.5% as our first quarter is historically our weakest quarter when clients with recurring and discretionary work are normally sorting through their budget spend for the year.

Adjusted segment EBITDA was $6.1 million, or 13.5% of segment revenues, which was relatively consistent with our prior year quarter results of $5.8 million, or 13.7% of segment revenues. On a sequential basis, adjusted EBITDA decreased from $7.6 million, or 15.6% segment revenues in Q4 to $6.1 million, or 13.5% of segment revenues this quarter.

Turning to our geographies on slide 6. In North America revenues were driven by the strong US-based demand we mentioned in both our Corporate Finance and Economic Consulting segments.

In EMEA, our Economic Consulting segment was the largest driver of positive year-over-year revenue and adjusted EBITDA. With particular strength in our international arbitration and complex dispute practices in this region. Asia Pacific revenues improved year-over-year as we realized improved performance in Australia as Steve mentioned, which was partially offset by softness in other areas of the region. North America continues to lag with softness in our Investigation and Construction Solutions practices.

Turning to slide 7, our cash and cash equivalents were $114.5 million at quarter end. In our first quarter, as you know, we normally consume cash as we make our annual bonus payments. Therefore net cash used by operating activities was $33.1 million, compared to net cash used by operating activities of $51.3 million in the prior year quarter. This $18 million reduction in our use of cash year-over-year is largely reflective of our lower DSO in the quarter of 98 days compared to 101 days in the prior year quarter.

During the first quarter we spent $2.9 million to repurchase 85,100 shares at an average price of $34.12. And we borrowed an additional $7 million under our short-term revolving credit agreement to cover our annual bonus payments previously mentioned. Our net debt, defined as debt minus cash, increased by $42.3 million from December 31, 2015, but declined by $93.2 million from March 31, 2015 or the same time last year.

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

Now turning to our revised guidance, I would like to address two questions. First, what drove our over performance in the first quarter? And second, how did we consider this, as well as other factors, in developing our guidance for the remainder of the year?

To address the first point, as Steve noted, this was the highest quarterly adjusted EPS on record. Worth noting about $0.09 of adjusted EPS in the quarter were related to favorable discreet items we did not expect, including success fees that were booked in Q1 that we expected to receive later on; lower than normal bad debt expense, which you heard about in my discussion of several of the segments, impacted by some recoveries of receivables reserved in prior periods; lower corporate bonus expense and positive FX transaction gains, which relate to the re-measurement of receivables and payables that are to be settled in different currencies. To be clear, these items were not significant individually and could be for or against us in any given quarter. But in this quarter they all benefited us.

Second, but more importantly we enjoyed exceptionally strong performance as noted in both our Corporate Finance and Economic Consulting segments. Where we saw an acceleration of work in the back half of the quarter on multiple large engagements in both the restructuring and the M&A space. So with this as a backdrop, we now estimate that full year adjusted EPS will be between $2.15 and $2.45, and revenues will be between $1.84 billion and $1.87 billion.

Now turning to the second question: what factors did we consider in developing our new guidance range? As just mentioned, we considered the strength of our Q1 performance and our view about its sustainability. It would be hard to predict another record quarter. We considered our current backlog of activity, where we have a better visibility into the second quarter, but limited visibility into the second half of the year. And we considered our evaluation of external market factors. Although we would like to have a crystal ball, in this short-term horizon we are still impacted on both the high and low side of our guidance range by external events driven activities.

The external factors that impact our predictability with more certainty include, among other things, declines or increases in M&A and restructuring activity; shifting commodity prices, in particular the price of oil; and lastly the uncertainty created in the financial markets by both political and regulatory events. This year two examples including the US Presidential Election and the vote on whether or not Britain stays in the European Union.

These external factors may positively influence one segment and negatively impact another. The timing and impact of which is hard to predict for any one segment in this short-term. And beyond these macro factors there is always some uncertainty regarding the timing of the roll off and replacement of big event driven case work, which certainly helped us in the first quarter.

As an example a part of the Econ run up was due to an acceleration of some pre-trial work in February and March on a large antitrust engagement. As it turns out the case will not go to trial and we will not be called on to testify. So as quickly as that additional work hit, it will just as quickly drop off.

That said to give a little more color by segment, in Corporate Finance and Restructuring given that some of the large bankruptcy assignments are beginning to ramp down, or are scheduled to end in the near term and new ones may not emerge, we don’t expect the second half of the year to be quite as strong as the first quarter levels. Although we expect continued strength in the second quarter and we do see new opportunities in energy, as Steve mentioned.

In FLC we are seeing some strong demand in our North America FETA practice and in both North America and EMEA investigations practices. But we have experienced a slow down in our Lat-Am and EMEA construction solutions practices as engagements have rolled off and not yet been replaced. We do have an active pipeline of both dispute and construction project management work.

However these could be impacted by uncertainty regarding commodity prices. Just as a reminder, we invested heavily in key markets in FLC last year with almost a 7% increase in billable head counts, excluding our TFC divestiture from the same quarter last year. This continues to leave us well positioned with improved leverage to support both business as usual, but also to take on large multi-national complex dispute and investigative work when it arises.

In Econ, we are cautious about M&A activity despite our record first quarter as some large M&A-related antitrust cases that drove record results in Q1 have rolled off, as I illustrated previously. According to Thomson Reuters, worldwide M&A fell to a two-year low in the first quarter of 2016. And it appears that increased US regulatory scrutiny may lead to a substantial decrease in the number of companies willing to contemplate large value M&A transactions.

In fact deals over $5 billion were down 24% compared to the prior year quarter according to Thomson Reuters. Similar regulatory trends are evident in Europe and these combined with the uncertainties surrounding BREXIT could create a chill in the European M&A market. For Technology as Steve mentioned and we discussed in detail last quarter, this industry is going tremendous change and we’re continuing to evaluate our options.

But we are ramping up our investment in the development of both our Ringtail and Radiance platforms, which will partially offset cost savings from the actions taken during the quarter. Steve mentioned the spending will begin to ramp up in Q2. And at this time we currently don’t have any large multi-jurisdictional engagements in the pipeline and are cautious about M&A-related second request activity. Additionally, next quarter we will have some tough comparisons to our prior year in M&A revenue as we had an unusually large M&A engagement peak in Q2 in 2015.

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

Finally in Strategic Communications we believe external head winds such as BREXIT and the US Presidential elections, may negative impact our growing public affairs business. Additionally, our energy services may continue to be impacted by low oil prices, as our small and kept clients in this space reduce discretionary spending.

Turning to our investment spend, which we outlined last quarter, it is important to note that two-thirds of our spend for 2016 is planned for the second half of the year. This uptake is investment is included in our guidance considerations for the back half of the year.

To summarize we had a great first quarter, which is likely not to be sustainable at the same rate, given the confluence of events that lead us here. But we still see a strong second quarter, given our current view of backlog activities, specifically within Corporate Finance, although not as strong as Q1.

We have a number of market factors that could impact our event driven businesses in this second half of the year. Both positive and negative. And we believe that our full year guidance contemplates both the up and downside of these factors as we see them today. On a middle ground within our guidance range, our back half EPS could be 50% to 60% of the first half, considering all of the impacts we have mentioned and our seasonably low fourth quarter.

To conclude, the key take away here is that we had a terrific quarter. We certainly don’t expect our annual performance will equate to Q1 earnings times four. And therefore we tried to provide our view of the most important market risks and opportunities and how they can impact us. However, even if we hit the low end of our guidance, we will have delivered a 31% increase in adjusted EPS over the last two years. At midpoint we will deliver about a 40% increase.

As Steve said, we are moving forward by the power of our people. We are making steady progress that is not all driven by cyclical performance or unexpected items. We are very excited about our first quarter results and the progress we are making across the firm.

With that we will open up the call for your questions. Thank you.

QUESTION AND ANSWER

Operator

(Operator Instructions)

We’ll take our first question from Kevin McVeigh, Macquarie.

Kevin McVeigh - Macquarie Research - Analyst

Great. Hey, congratulations on a great outcome on all fronts. Hey, Steve or Cathy, I wonder, can you help us understand on the Corp Fin side, how much of that is kind of distressed versus non-distress? And if we think about this restructuring cycle, how does it - how should it compare to the last two in terms of duration?

Steve Gunby - FTI Consulting Inc - President & CEO

Cathy, how is your crystal ball?

Cathy Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller & CAO

Crystal ball. I think in terms of the first quarter it’s non-distress, is still a part of the picture, but it’s largely related to our restructuring engagements as we talked about in both retail, media, energy, et cetera.

Steve Gunby - FTI Consulting Inc - President & CEO

Mining.

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

Cathy Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller & CAO

And mining. So I think as I mentioned, we do have a backlog, a strong backlog into the second quarter.

But those are much harder to predict in the second half of the year in terms of when they ramp up, if our normal restructuring work turns into bankruptcies. The timing of that is hard to understand. But I’d say about 70% in the quarter really relates to the distressed activity.

Kevin McVeigh - Macquarie Research - Analyst

Got it.

Steve Gunby - FTI Consulting Inc - President & CEO

Kevin in terms of the crystal ball, look, as you know I’m not from this industry, but I talk to all of our guys. Even they don’t have a crystal ball. I think the thing that would give you encouragement over the long term is we still have a very loose money situation out there. And if you look at the 30-year average of bankruptcies, even with the comeback in mining and energy across corporate sectors as a whole, we’re not at the 30-year average.

So if you say okay, some time over the next X years we’re going to get back to average or maybe above average, that’ll give you a bullish thing. Now the reality is though we have loose money out there and if oil prices go back up and commodity prices go back up things that are fueling the current mini boom or the boom in those things could go away. And so you don’t know. So I guess I would say I think there’s fundamental positive forces over the next X years.

But whether that could mean we go backwards for a few quarter, the guys in the segment say that they could. We don’t expect that in the second quarter. But even by the second half, the fourth quarter of this year we don’t have much visibility. So really I’m telling you that my crystal ball is positive over an extended period, but pretty cloudy out beyond a couple quarters. Do you have a better crystal ball, Kevin?

Kevin McVeigh - Macquarie Research - Analyst

If I did, I wouldn’t be in this business, Steve.

Steve Gunby - FTI Consulting Inc - President & CEO

Okay, thanks. Good question. Anything else? Thanks.

Kevin McVeigh - Macquarie Research - Analyst

No, all set, congratulates.

Steve Gunby - FTI Consulting Inc - President & CEO

Thank you very much. Nice to hear your voice.

Operator

Our next question comes from Randy Reece, Avondale Partners.

Steve Gunby - FTI Consulting Inc - President & CEO

Good morning, Randy.

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

Randy Reece - Avondale Partners - Analyst

Good morning. I was, I’ve been impressed by the ramp of head count in Corporate Finance and Restructuring and Econ as well. Even though there’s some potentially unsustainable surge of business. You have an underlining belief in the strength to some degree.

How - when you do increase headcount there, how flexible is that? When I see an increase like that, is there a portion of that, that is attached specifically to engagements and would go away pretty quickly? Or do you have to be a little bit more careful about making decisions about adding heads in that business because you can’t flex it as quickly?

Steve Gunby - FTI Consulting Inc - President & CEO

I think, look it’s a mixture of two if I could kind of comment on that. Let me use this as a pivot to making sure I underscore a strategic point. Which is, when we’re committed to organic growth, which we are, we are committed to adding great heads and keeping them even if the business isn’t strong for a few quarters. I think that is the essential element of organic growth.

And you have to have a believe that with the right best heads if you put them in the right places, where we have a right to win, you keep those people even at times are slow. My experience is the slow periods don’t last for more than 12 months or 18 months. Great professionals figure out what to do. So that’s the strategy that we’re on. Now there’s a second part, which is in professional services firm, there’s a certain amount of turnover in any point.

You hire people in. There’s 15% turnover a year on the junior lengths as people go back to graduate school or all that stuff and so that is actually, that is also a phenomenon. It’s not like you hire 18% new people if the business goes away you are stuck with everybody because some there’s a natural attrition on that.

But we are going to stick with the people who we believe are key to the future. That is a commitment we’re making to those people, it’s a commitment we are making to our future. It’s frankly a commitment we have made over the last two years and in a couple of quarters didn’t look so good based on it. But if we had not made those commitments we wouldn’t have had the capacity and energy in elsewhere to do what we are doing now.

That’s a part of what we’re doing that it may create a little more volatility in quarters. But I think that it is a part of what leads me to believe we are a sustainable growth Company on a long-term basis. Does that help, Randy?

Randy Reece - Avondale Partners - Analyst

Yes. One more question really quickly. If we look over the last few years in FLC, there have been periodic depths of utilization rate into the low 60s. Not always, usually not driven by just seasonal head count additions, but significant fluctuations in activity levels. Wondering, you made some progress this quarter after being at low utilization in the second half of last year. Wondering what your strategic in camp is as far as an objective for utilization rate in FLC?

Steve Gunby - FTI Consulting Inc - President & CEO

Yes, I’m not sure we have specific utilization metrics that we talk about. But maybe I could give a more, I mean in terms of intent. Let me give you a summary of some of the conversations that I have with the leaders there and the leaders are having among themselves.

Where we have low utilization, where we believe we have a business that is in the process of establishing itself, we will tolerate that for an extended period of time. We have low utilization in a great business like right now I think in construction in North America, we’re not having a utilization rate that we’ve historically had. That’s a great business. We’re not going to do stupid things.

Now where we have low utilization in businesses where we don’t really have a theory on what the right to win is, then we need to take action on that. As you know, we sold off our TSC business in Brazil. We took some action in some overseas market and so forth, so it’s a mixture. But I think again, look, FLC is one of the strong powerful core businesses for us.

We have a real right business to grow it in the US and overseas. It’s a matter of how do we make the right bets, how do we make sure we monitor those and make sure they’re working and then reap that and then of course correct if we make a mistake along the way. I think that’s how we’re thinking about it. Does that help?

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

Randy Reece - Avondale Partners - Analyst

Yes, thank you very much.

Operator

Our next question comes from David Gold, Sidoti.

Steve Gunby - FTI Consulting Inc - President & CEO

Good morning, David.

David Gold - Sidoti & Company - Analyst

Hi, good morning. I’m just, a little bit by way of follow up to that last question. So Steve just thinking more broadly. I mean I guess a few goes in goes out to the quarter sounds like second quarter going well. Maybe question some of the business lines about sustainability.

But if we layer that over how to think about you having to continue to balance that utilization with hiring, how should we look at that? Can you give us a sense for hiring plans in some of the business lines anywhere you might be adding this year particularly in light of the demands you have and what you view as sustainable?

Steve Gunby - FTI Consulting Inc - President & CEO

Let me just check here. Do we give our hiring plans out? No, I guess we don’t. I was asking the colleagues here.

David Gold - Sidoti & Company - Analyst

Even if it is broad brush.

Steve Gunby - FTI Consulting Inc - President & CEO

Look, I would say broad brush we are committed to growing head counts in every business. We have opportunities to grow. What you’ll see is that sometimes you can’t see that in the numbers. For one year, I think the first year that I was here, we grew head count in a subset of Strat Comm substantially, but we also shrunk head count in another subset of Strat Comm.

So you look like the head count for Strat Comm was flat and then last year we continued to grow head count in the places we were betting on in Strat Comm. Because we didn’t have the offset it looked like we were growing. I would say that’s the strategy we are following. We don’t have, it is sort of hard to think about our business because we have five segments that we report on.

But each segment have sub segments. Frankly each of those sub segments have geographies, right? Our position and the talent level we have in Spain isn’t the same thing as the talent level that we would have in Morocco. Actually we don’t have operations in Morocco. And so you make these individual bets and you say okay, we like this team, they’re doing the right stuff. We believe they can grow. They can’t grow without head count, so let’s support them.

And you make them in other decisions. That’s the planning process we go on. I think it’s an important, it’s a pretty basic process, but I think it is actually the most important process in some ways in a professional services thing because forecasting revenue is a hard thing, but you can actually forecast and deliver on growth of people.

And then if you make the right bets, overtime at least most of the bets turn out to be right. Overtime you grow the business. That’s how we’re thinking about that and that’s true within FLC as well as I would say that’s true for every segment. Does that help?

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

David Gold - Sidoti & Company - Analyst

It does. I guess from looking at more curious on, when we think about utilization and particularly you thinking about economic consulting at 79%, historically not a sustainable level. Obviously there’s some factors, that leads you to think there will be some cooling there, but basically how does one manage that? Could it go another quarter at 79%, if need be?

Steve Gunby - FTI Consulting Inc - President & CEO

Well, we would love it to go another quarter. We’d love it to another 10 years at 79%, I doubt that it will is my guess. As Cathy mentioned we had some stuff that surged in the first quarter there. And that some of which ended by the end of the quarter or right beginning at this quarter, I can’t remember which. So I doubt we will continue at that run rate. But let me just say two things.

The thing that’s interesting about organic growth, right, you don’t have to run at 79% to be building a business both for your professionals, but also for your shareholders. I mean if you add staff and add leverage to your senior people and the additional staff is reasonably utilized and lower than your current, the average utilization goes down. Your profits can actually go up.

One of the issues we had in the past was we had allowed our leverage ratios to get out of whack on the low side. And one of the things we’re doing is rebuilding our leverage ratios. I think in some of our businesses you could say at the same utilization rate we are actually making more money than we did two years ago. That’s because of increased leverage.

So we are looking not at utilization as a single metric. It’s not a really good metric by itself. Not really even a good metric to think about how to build a firm or to build shareholder value. I mean you need to look at it, if you are timing terrible utilization for an extended period of time, you have to ask questions.

But we are looking at building businesses, building over a medium period of time, real returns to our shareholders. So utilization is kind of a funky metric in that regard. I’m pretty comfortable that if Econ drops utilization, we are not going to be doing something stupid there. We’ve got a great business there and we are investing in that business and I just ask the guys in Econ where else can we grow and where can we extend.

If we have any good ideas we’re going to continue to invest. If it means a quarter or two utilization levels are lower, if in 6, 12, and 18 months, our profits are higher and the brand is even higher, I’ll make that trade off any time. Does that help?

David Gold - Sidoti & Company - Analyst

It does. Perfect, thank you.

Operator

Our next question is from Timothy McHugh, William Blair.

Steve Gunby - FTI Consulting Inc - President & CEO

Good morning, Tim. How are you?

Timothy McHugh - William Blair & Company - Analyst

I’m good. How are you doing?

Steve Gunby - FTI Consulting Inc - President & CEO

We’re doing good, thanks.

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

Timothy McHugh - William Blair & Company - Analyst

A couple of questions I guess. One, let me ask on the restructuring side. You’ve talked about it in a couple different ways. But I think you were a little cautious on how significant the energy sector, energy and mining if I throw them together might be for you guys in terms of given - relative to the strength you had last year.

I’ve seen you win a few things. I guess were you just surprised at the things you won and the strength you’ve seen there? Or has your view changed on, I guess how significant that might be for you guys?

Steve Gunby - FTI Consulting Inc - President & CEO

Look, I think there’s several questions embedded. Let me take a crack and Cathy correct me if I say something wrong. I was surprised not about our strength in those sectors, but just how strong this quarter was. Remember we were cycling really strong last year. I think we did better than the market as far as we can tell last year.

So even though we had, we know the strength we have in mining and we know some of the strengths we have in energy, we were not predicting as strong of a performance as we had this first quarter. And part of that was a lot of the stuff that hit this quarter wasn’t even visible to us early in the quarter. Our January was very consistent with our plan for the year.

And then as I mentioned like in the energy side, we sold a whole bunch of stuff after the first of the year, which I think we had in some backlog as theoretical, but they were timed for later in the year. Some of the stuff moved faster than I thought. I think that’s the dynamic nature of this.

My sense is that there’s a dynamic nature in all of my business and a lot of the times we have gotten caught on the negative side of that. Here I think we got caught on the positive side. We did not anticipate as strong as the business was going to be in the first quarter. Even into January, that wasn’t the projection. So did that start to address a part of your question?

Timothy McHugh - William Blair & Company - Analyst

Yes. I think I was trying to get to the sustainability of it too.

Steve Gunby - FTI Consulting Inc - President & CEO

Well, yes. That’s a crystal ball question that Kevin also asked. Look, we don’t know. You have visibility into the second quarter. And then you have backlog reports, which are the same backlog reports that we use to forecast our first quarter.

And I think some of the work we did in this first quarter was stuff we anticipated doing later in the year. So in some sense we borrowed later on in this year and some of this is incremental. So we’re certainly not anticipating at this point four quarters like this first quarter. Cathy, you want to add something?

Cathy Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller & CAO

Yes, just in terms of the energy sector. I think the one thing that was a little bit surprising is we won more work on the debtor side. We may have been saying last quarter that our sweet spot has been on the creditor side.

Steve Gunby - FTI Consulting Inc - President & CEO

Particularly in mining we won that.

Cathy Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller & CAO

In mining and a few in energy. On the debtor side, that work can go on a little bit longer, and it’s usually a little bit higher rate. Again that’s maybe not the crystal ball again, but that’s a bit of a shift from what we’ve seen historically.

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

Steve Gunby - FTI Consulting Inc - President & CEO

But Tim, look, let me say this again, I just want to reiterate. Although we were cautious on how much incremental improvement we saw this year versus last year when we first forecast this year, it’s never been because of the lack of confidence in that practice. I think we have the strongest professionals in that practice of anybody.

It’s a matter of just how much we outperformed last year and not assuming sustained out performance. We got surprised. We have even more sustained out performance in the first quarter. I’m reluctant to say that we’re going to I’d like Bryce Harper to continue to hit nine home runs in every 14 games this year, which would set a new record.

I think most people would think he’s unlikely to continue at that rate, although he’s a great professional, he’s maybe the best baseball player in the world. But he’s not going to hit that many home runs. And I think that’s the same thing we’ve got to believe here. But we have a lot of confidence in this business, not just in the US, but around the world. We’re excited about it over the rest of this year and going forward. Does that give some help, Tim?

Timothy McHugh - William Blair & Company - Analyst

Sure, yes. I guess just because it’s been in the press I think it’s probably and I’m getting questions. You mentioned the change in leadership. I think there’s a couple of people who left the ranks in the corporate finance segment.

Their names were attached to some big kind of more retail stuff last year. What’s the risk, I guess or the impact around that? And does that, is that any part of what the commentary you’re giving about the run rate I guess you would expect going forward?

Steve Gunby - FTI Consulting Inc - President & CEO

Yes, that’s not the key part of the commentary of the run rate going forward. But look, I think, we’re in professional services business. You gain lots of people, you sometimes you lose people. A lot of the people you lose you don’t, you’re not concerned about, it’s mutual or it’s the normal and sometimes you lose people who you really like. When you lose people you really like that hits you.

It hits you emotionally really and it hits you emotionally in terms of the people they work with closely. Because contrary to popular belief, consultants are human too and there’s tight relationships and those stuff. You have to work through those things when you lose good people. But I mean look from an investor perspective you’ve got to put some perspective on that too. We have gained a huge number of great people over the while.

You never want to lose people you want to keep and my sense is over the while that we have done way better than the average firm on that. Our attrition rate overall is lower than the firm I came from, which was a great firm. It’s lower than the averages that Holly gets from some industry sources.

And net-net over the last years for a long time we’ve been net gainers. And particularly in the last couple of years as we’ve committed to organic growth we have been net gainers. We have had people return from other firms who had left us earlier. We have had people just call us from other firms and say we want to join you guys, you guys are moving. And so it’s always sad when you lose good people.

And we will fight to make sure we don’t have too many good people leave ever. But from a perspective I would say net-net we are moving ahead and our head count is obviously substantially up and I’d say the practice has never been stronger than it ever has been in the past. Does that help, Tim?

Timothy McHugh - William Blair & Company - Analyst

Yes, that’s fair. And then just one more question. You talked about with economics the timing of, I guess one case as you did a bunch of work ahead of a potential trial that I guess isn’t going to end up happening. How much of the strength is really one case?

I recognize you can have some big cases. But in trying to think about what was just kind of more of a steady improvement if you will in the economics practice versus if you are highlighting kind of a lift from one case that won’t continue. Can you help us think about how much of an extra lift if you will that was adding in the first quarter?

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

Steve Gunby - FTI Consulting Inc - President & CEO

Let me take a crack at that and Cat add any details. It depends on which part of our segment. I mean in general our Econ business is not as hit business as some other businesses where, like our Tech business at some point in time has had a very high concentration ratio and general Econ is not that.

Within that our M&A business given the prominence of some of the M&A assignments can have real spikes in any given quarter where it’s - because we’re involved in the biggest M&A cases in the world. The stakes are huge. If you’re getting ready for trial in one of those and it’s a contested, a major contested thing there can be a lot of people on that.

For any small period of time, as a percentage of our M&A revenue one client could spike as a percentage of our overall Econ revenues is and of course on the firm it’s less. That’s the general answer I would give. I don’t know if you want to give more specifics, Catherine.

Cathy Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller & CAO

It is certainly maybe part of our unexpected ramp up in February and March, so in terms of the out performance that we saw was certainly a part of it. But if you look at just our internal metrics in terms of numbers of cases and average size per case, they certainly have been ticking up from the end of the year at the steady pace, so it’s more than one. But again we pointed out that one. In terms of the quick spurt in February and March and how it impacted our expectations for those months.

Timothy McHugh - William Blair & Company - Analyst

Okay, thanks.

Steve Gunby - FTI Consulting Inc - President & CEO

Thanks, Tim.

Operator

And our next question comes from Toby Summers from Sun Trust.

Steve Gunby - FTI Consulting Inc - President & CEO

Hey Kwan, how are you?

Kwan Kim - SunTrust Robinson Humphrey - Analyst

This is Kwan Kim on for Tobey. Good. What is your expectation for CapEx this year and maybe give us a sense for how much would be Tech related?

Cathy Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller & CAO

I think currently we’re estimating our CapEx to be about $35 million to $45 million, which is what we thought at the end of the year. We will continue to take a look at that as time goes by, but that does include our estimate around Technology spending, which is not, it’s a part of it. But in the other part of the spending. It includes our infrastructure spend, our facilities, lease spending, et cetera. So it does include some of that.

As I talked about some of the investment that we’re spending will not be capitalized, but will be expense, certainly as we’re in the predevelopment stage. So there will be higher expense, which we’ll see in the P&L. And then somewhat of a normal trend within the capital portion.

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

Kwan Kim - SunTrust Robinson Humphrey - Analyst

Got it, thank you.

Steve Gunby - FTI Consulting Inc - President & CEO

Thanks, Kwan.

Operator

And that appears to be no further questions at this time Mr. Gunby. I’d like to turn the conference back to you for any additional or closing remarks.

Steve Gunby - FTI Consulting Inc - President & CEO

Thanks, everybody. Thanks for your attention, and thanks to everybody for your support over this last while. I mean let me maybe just close echoing some of the comments, Cathy that you made at the end of your speech. This is a terrific quarter. That’s nice in and of itself.

I think we really have two messages here. One was the one Cathy wanted to make sure you to hear, which is don’t take the first quarter and multiply it by four. Because we have some one-off factors in there and there’s cyclical factors and there’s some cyclical forces particularly in the second after the half of the year that could cut against us and we need to take those seriously. That’s the one message.

The other message though is the one that those of us who are not trying to just forecast quarters, but are trying to say where is the Company going. I think that you should take away from this or at least I take away from this is, this is a real testament to what our teams are doing in the marketplace. Yes, I know some of you have concerns, sometimes we invest head counts and they are sitting there idol. We’re going to get that wrong sometimes.

We’re not going to get that right all the time. My experience in professional services, if you have terrific people and you bet behind those people and you give them a license to go follow their head, challenge the propositions, make sure they’re real, and then give them the head count to try to build a business, yes they’re going to succeed a lot of the time.

They might not succeed in the first quarter, but they will succeed a lot of the time. And if you have that ethos and then you have challenges along the way, but you have that ethos and that level of support, you can build a business. At least if you have great people to start with and we do. We have great people, lots of places around the world. And that is what we’re doing.

This quarter it happened to show up really terrifically. Some other quarters it may show up on the other side. The real question to me is sustainably is it going in the right direction and I believe it is. We will be, from an investor’s point of view, if we hit the midpoint of our range as Cathy said, this will be the largest two-year gain in EPS in a long, long time.

Just as importantly from our team’s point of view, it reinforces the sense that we’re going places and that we’re building stuff. And even in places where we have been troubled in the past, we can turn things around and build stuff. That to me is a great proposition for our people and for building an enterprise and that’s what leaves me excited right now. Thank you for your time and support and we look forward to engaging with you further.

Operator

That concludes today’s call. Thank you for your participation. You may now disconnect.

APRIL 28, 2016 / 01:00PM GMT, FCN - Q1 2016 FTI Consulting Inc Earnings Call

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